Michael P. Scarpelli
RE: Consulting Agreement
Dear Mike:
This letter agreement (this “Agreement”) sets forth the terms and conditions whereby you agree to provide certain services in the future to Snowflake Inc., a Delaware corporation (the “Company”) as an independent contractor. This Agreement will become effective on the date it has been signed by both Parties (the "Effective Date").
1.SERVICES
1.1.Subject to the terms and conditions set forth in this Agreement, the Company hereby engages you, and you hereby accept such engagement, as an independent contractor, to provide advisory and consulting services to the Company during the Term (as defined below) as requested by the Company’s Board of Directors (the “Board”), its Chief Executive Officer, or its then-serving Chief Financial Officer from time to time, including but not limited to meeting with members of Company management or the Board regarding the Company’s business, attending and/or speaking at Company events, and being available to Company management and the Board for questions and advice (collectively, the “Services”). Such Services will not exceed thirty hours per month.
1.2.You will be an independent contractor during the Term. The Company will not control the manner or means by which you perform the Services. Unless otherwise agreed in writing, you will furnish, at your own expense, the equipment, supplies and other materials used to perform the Services. The Company will provide you with access to its premises and equipment to the extent necessary for the performance of the Services. To the extent you perform any Services on the Company’s premises or using the Company’s equipment, you will comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources. Between the Effective Date and the first day of the Term, you will remain an employee of the Company under the terms and conditions currently in effect with respect to your employment.
2.TERM
2.1.The term of this Agreement will begin on the earlier to occur of (i) the effective date of the termination of your employment with the Company, provided that the Company has appointed a new Chief Financial Officer by such date, and (ii) the effective date of the Company’s termination of your employment without Cause (as defined in the Company’s 2020 Equity Incentive Plan (the “Plan”))) or your resignation for Good Reason (as defined in the Company’s Severance and Change of Control Plan), regardless of whether the Company has appointed a new Chief Financial Officer by such date. The Term will continue for a 12-month period unless extended or earlier terminated in accordance with Section 9 (the “Term”).
2.2.Any extension of the Term will be subject to mutual written agreement between the parties. For the avoidance of doubt, (a) the Term will commence concurrently with the effectiveness of your termination as an employee of the Company such that there will be no break in your “Continuous Service” under the Plan or the Company’s 2012 Equity Incentive Plan; and (b) neither the termination of your employment nor the commencement of the Term will give rise to the payment or provision of any severance benefits.
3.COMPENSATION AND EXPENSES
3.1.As full compensation for the Services and the rights granted to the Company in this Agreement, the Company will provide continued vesting during the Term of any outstanding equity awards you hold as of the date of this Agreement.
3.2.The Company agrees to reimburse you for all reasonable and documented travel and other costs or expenses incurred or paid by you in connection with the performance of the Services in accordance with the general reimbursement policy of the Company then in effect.
3.3.Upon your timely election with your insurance provider to continue your existing health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and providing proof of the election to the Company, the Company will pay the insurance premiums to continue your existing health benefits during the Term.
4.RELATIONSHIP OF THE PARTIES
4.1.During the Term, you will be an independent contractor of the Company, and this Agreement will not be construed to create any association, partnership, joint venture, employee or agency relationship between you and the Company for any purpose. Other than as approved by the Chief Executive Officer of the Company, you will have no authority (and will not hold yourself out as having authority) to bind the Company, and you will not make any agreements or representations on the Company’s behalf without the Company’s prior written consent. You understand and acknowledge that the Services you will provide to the Company are unique, special or extraordinary because of your extensive background, experience and connections within enterprise software industry and as a former executive officer the Company, and that you may not delegate or subcontract the Services to any other person without the Company’s prior written consent.
4.2.You acknowledge and agree that, during the Term, neither you nor anyone acting on your behalf will receive any employee benefits of any kind from the Company. Without limiting this section or Section 4.1, during the Term, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees.
5.INTELLECTUAL PROPERTY RIGHTS

5.1.Ownership of Work Product. The Company is and will be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement. You hereby irrevocably assign, grant and convey to Company all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by you, to which you contribute, and in each case, which relate to your Services provided pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. You agree that any and all Work Product will be and remain the property of the Company. You will immediately disclose to the Company all Work Product. You agree to execute, at the Company’s request and expense, all documents and other instruments reasonably necessary and desirable to confirm such assignment. In the event that you do not, for any reason, execute such documents within a reasonable time of the Company’s request, you hereby irrevocably appoint the Company as your attorney-in-fact for the purpose of executing such documents on your behalf, which appointment is coupled with an interest. You will not attempt to register any works created by you pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. You retain no rights in the Work Product and agree not to challenge the Company’s ownership of the rights embodied in the Work Product. You further agree to assist the Company in every reasonably necessary way to enforce the Company’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as the Company may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing the Company’s rights relating to the Work Product.
5.2.Artist’s, Moral, and Other Rights. If you have any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), you agree to waive enforcement worldwide of such rights against the Company. In the event that you have any such rights that cannot be assigned or waived, you hereby grant to the Company a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.
5.3.You have no right or license to use the Company’s trademarks, service marks, trade names, trade names, logos, symbols or brand names.
6.CONFIDENTIALITY
You agree to hold the Company’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. You also agree not to use any of the Company’s Confidential Information for any purpose other than performance of your services hereunder. “Confidential Information” as used in this Agreement will mean all information disclosed by the Company to you, or otherwise, regarding the Company or its business obtained by you pursuant to services provided under this Agreement that is not generally known in the Company’s trade or industry and will include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, sales or hiring strategy, candidate information, business or sales forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Company or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to the Company or you in the course of the Company’s business. Your obligations set forth in this Section will not apply with respect to any portion of the Confidential Information that you can document by competent proof that such portion: (i) is in the public domain through no fault of yours; (ii) has been rightfully independently communicated to you free of any obligation of confidence; or (iii) was developed by you independently of and without reference to any information communicated to you by the Company. In addition, you may disclose the Company’s Confidential Information in response to a valid order by a court or other governmental body, or as otherwise required by law. When possible, prior to making a disclosure in response to a valid order by a court or other governmental body, or as otherwise required by law, you will give the Company advance notice and an opportunity to object or seek a protective order. All Confidential Information furnished to you by the Company is the sole and exclusive property of the Company or its suppliers or customers. Upon request by the Company, you agree to promptly deliver to the Company the original and any copies of such Confidential Information. Your duty of confidentiality under this Agreement does not amend or abrogate in any manner your continuing duties under any prior agreement between you and the Company. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and you, nothing in this Agreement will limit your right to discuss your engagement with the Company or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of your engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
7.REPRESENTATIONS AND WARRANTIES
7.1.The Company represents and warrants to you that it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.
7.2.You represent and warrant that there is no other contract or duty on your part that prevents or impedes your performance under this Agreement.

7.3.In addition to all other obligations contained herein, you agree: (a) to proceed with diligence and promptness and hereby warrant that the Services will be performed in accordance with the highest professional standards in the field to the satisfaction of the Company; (b) to comply with the Company’s Global Code of Conduct and Ethics and Insider Trading Policy; and (c) to comply with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes that are applicable to the performance of the Services hereunder.
8.INDEMNIFICATION
8.1.You will defend, indemnify and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:
8.1.1.bodily injury, death of any person, or damage to real or tangible, personal property resulting from your acts or omissions in connection with the Services; and
8.1.2.your breach of this Agreement, including, without limitation, any representation, warranty or obligation.
9.TERMINATION
9.1.Automatic Termination. This Agreement will automatically terminate upon the conclusion of the Term. If your employment with the Company ends in such a way that the Term does not begin, this Agreement will automatically terminate.
9.2.Termination without cause. You may terminate this Agreement without cause at any time upon 5 days’ prior written notice to the Company.
9.3.Termination for cause.
9.3.1.You may terminate this Agreement for cause immediately upon written notice to the Company in the event the Company has materially breached the Agreement.
9.3.2.The Company may terminate this Agreement immediately upon written notice to you in the event that any events occur during your employment with the Company or your provisions of Services as a contractor under this Agreement that constitute Cause (as defined in the Plan).
9.4.Upon termination of this Agreement for any reason, you will promptly and in no event later than thirty (30) days following such termination:
9.4.1.deliver to the Company all hardware, software, tools, equipment or other materials provided for your use by the Company;

9.4.2.deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information;
9.4.3.permanently erase all of the Confidential Information from your computer systems; and
9.4.4.certify in writing to the Company that you have complied with the requirements of this Section 9.3.
9.5.The terms and conditions of Sections 4, 5, 6, 7, 9, 10, 11, and 12 will survive the termination of this Agreement.
10.ASSIGNMENT
You will not assign any rights under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing will be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against, each of the parties hereto and their respective successors and assigns.
11.DISPUTES
The parties agree to the dispute provisions set forth as Exhibit A
12.MISCELLANEOUS
12.1.You will not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.
12.2.Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy, email, or facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.
12.3.This Agreement, together with any other documents incorporated herein by reference, and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter; provided that the terms of agreements related to your employment with the Company, including your Employee Confidential Information and Inventions Agreement, your Indemnification Agreement, and your equity grant agreements, will remain in full force and effect in accordance with their terms.
12.4.This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.
12.5.If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
This Agreement may be executed in multiple counterparts and by facsimile signature, each of which will be deemed an original and all of which together will constitute one instrument.
[SIGNATURE PAGE FOLLOWS]

If this letter accurately sets forth our understanding regarding the terms of your consulting arrangement, kindly execute the enclosed copy of this letter and return it to the undersigned.

Sincerely,
/s/ Sridhar Ramaswamy
Sridhar Ramaswamy Chief Executive Officer Snowflake Inc.

ACCEPTED AND AGREED:
/s/ Michael P. Scarpelli
Michael P. Scarpelli

February 25, 2025
Date

Exhibit A
Disputes
Arbitration. Any dispute, controversy or claim between the Company and you, including (without limitation) any claim arising out of or relating to either: (a) this Agreement, its enforcement, performance, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or (b) your engagement with the Company or termination of such engagement, including in each case any alleged violation of statute, common law or public policy, will be submitted to and decided by final and binding arbitration. Arbitration will be administered exclusively by JAMS, and held in the JAMS office closest to the location where you primarily performed services for the Company, before a single arbitrator, in accordance with the then-current JAMS Employment Arbitration Rules and Procedures (which may be obtained at www.jamsadr.com or by contacting Human Resources) and the Federal Arbitration Act, 9 U.S.C. §§ 1-16 and 401-402 (“FAA”), as modified by the terms and conditions contained in this paragraph. The arbitrator will have the authority to compel adequate discovery (including third-party subpoenas and any other type of discovery that would have been available to the parties had the dispute been raised in a court of competent jurisdiction) for the resolution of the dispute and to award such relief as would otherwise be permitted by law. If any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party to the extent permitted by applicable law. Any dispute as to who is a prevailing party and/or the reasonableness of any fee or costs will be resolved by the arbitrator. By initialing below, you agree to waive all rights to a jury trial for disputes subject to arbitration under this Agreement. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This section will not apply to an action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the FAA, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, you understand that the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator will issue a written arbitration decision regarding the disposition of each claim and the relief, if any awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company will pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of me if the dispute were decided in a court of law. This Agreement to arbitrate is freely and knowingly negotiated between you and the Company in good faith and is mutually entered into between the parties. You and the Company agree that arbitration is to each party’s advantage. You and the Company further agree that the mutual promises to arbitrate disputes, along with the other consideration provided to you in exchange for this Agreement, provide full, adequate, and bargained-for consideration for this mutual agreement to arbitrate, which is binding and is a mutual condition of this engagement. You understand and agree that you are giving up certain rights otherwise afforded to you by civil court actions, including but not limited to the right to a jury trial. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. In addition to your rights set forth elsewhere herein, you understand and acknowledge your right to participate in a proceeding with any federal, state, or local government agency; make any truthful statements or disclosures required by law, regulation, or legal process; and request or receive confidential legal advice.
Governing Law and Venue. This paragraph is subject to the preceding paragraph (Arbitration). This Agreement will be governed and interpreted by and under the laws of the state of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Any awards or orders in arbitration may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. Enforcement of this Agreement may not be precluded or delayed on the grounds that (1) a party to this Agreement also is a party to a pending court action or special proceeding with a third party arising out of the same transaction or series of related transactions, or (2) a party to this Agreement asserts arbitrable and non-arbitrable claims. In the event that a party to this Agreement asserts arbitrable and non-arbitrable claims in court, you and the Company agree that either party may file a motion to stay the litigation of the non-arbitrable claims until completion of the arbitration of the arbitrable claims, and the other party will not oppose the motion to stay.
Class and Collective Action Waiver for Employment-Related Claims. Subject to the first paragraph of this Exhibit A (Arbitration), you and the Company expressly intend and agree that, to the furthest extent permitted by law: (a) class action and collective action procedures will not be asserted, and will not apply, in any arbitration under this Agreement; (b) each will not assert class or collective action claims against the other in arbitration, court, or any other forum; (c) each will only submit their own, individual claims in arbitration and will not bring claims against the other in any representative capacity on behalf of any other individual; and (d) any claims you might have will not be joined, consolidated, or heard together with claims of any other current or former employee or contractor of the Company. Notwithstanding anything to the contrary in the JAMS rules, the FAA, and the general grant of authority to the arbitrator in the first paragraph of this Exhibit A (Arbitration) of the power to determine issues of arbitrability, the arbitrator will have no jurisdiction or authority to compel any class or collective claim, to consolidate different arbitration proceedings, or to join any other party to an arbitration between you and the Company. Notwithstanding anything to the contrary in the JAMS rules related to employment arbitration, the arbitrator will have, to the extent permitted by law, the authority to determine the enforceability of this class, collective, representative, and multi-plaintiff/claimant action waiver. If the class, collective, representative, or multi-plaintiff/claimant action waiver or prohibition on class arbitration is deemed invalid or unenforceable in whole or part, then the remaining enforceable portions of the waiver and arbitration agreement will remain in force and you agree to stay any claims not subject to individual arbitration until after all claims subject to arbitration are fully resolved. To the extent that you seek to bring any claim(s) under the California Private Attorneys General Act (“PAGA”) or other private attorneys general act statute, any individual claim(s) will be arbitrated on an individual basis, and any non-individual claim(s) that may be brought in court will be stayed for the duration and pending a final resolution of the arbitration of any individual PAGA or private attorneys general act claim(s).

__MPS___By initialing here, you acknowledge that you have read this Exhibit A (Disputes) and agree with the arbitration provision and class action waiver in it.